Pricing Supplement No. 58 Dated January 24, 1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)
                                                   Rule 424(b)(3)
                                               Registration Statement
                                                   No. 33-55945


                      U.S.$4,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Sutter Securities, Incorporated have agreed to purchase the Notes at a price of 99.86% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              January 29, 1996

Principal Amount:        $50,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 25 basis points

Interest Reset Dates:    Quarterly on January 29, April 29, July 29 and
                         October 29, commencing April 29, 1996


Interest Payment Dates:  The 29th day of the months of January, April, July and October, commencing April 29, 1996

Stated Maturity:         January 29, 2001

Reference Agent:         Chemical Bank




                       SUTTER SECURITIES, INCORPORATED